Exhibit 107

Form S-8

(Form Type)

Kaiser Aluminum Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other	649,519	$91.72	$59,573,882.68	$147.60 per $1,000,000	$8,793.11

Total Offering Amounts					$59,573,882.68

Total Fee Offsets

Net Fee Due							$8,793.11

(1)

Represents shares of common stock, par value $0.01 per share (“Common Stock”), of Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), issuable pursuant to the Kaiser Aluminum Corporation 2021 Equity and Incentive Compensation Plan (as amended and restated on June 11, 2024, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also includes additional shares of Common Stock of the Company for offer or sale under the Plan that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high ($92.49) and low ($90.95) sale prices of the shares of Common Stock as reported on The Nasdaq Stock Market LLC on June 5, 2024, which date is within five business days prior to the filing of this registration statement.